Exhibit 3.5

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Presidio Production Company
Certificate of Designation
Of
Preferences,
Rights and Limitations
of
Series B Perpetual PARTICIPATING CONVERTIBLE Preferred Stock

Pursuant to Section 151(g) of the
Delaware General Corporation Law

The undersigned, Brett J. Barnes, does hereby certify that:

1. He is the Executive Vice President and General Counsel of Presidio Production Company, a Delaware corporation (the “Company”).

2. The Company is authorized to issue 50,000,000 shares of preferred stock, 145,000 of which have been issued and designated as “Series A Perpetual Preferred Stock” on the date hereof.

3. The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Company provides for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, it is the desire of the Board of Directors to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 27,173 shares of the preferred stock to be known as “Series B Perpetual Participating Convertible Preferred Stock” which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF Series B Perpetual PARTICIPATING CONVERTIBLE Preferred Stock

Section 1 Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) the Holder’s obligations to pay for the Securities and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Company Group” means the Company and its Subsidiaries.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means: (i) a merger or consolidation in which (a) the Company is a constituent party or (b) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company.

“Delaware Courts” shall have the meaning set forth in Section 9(c).

“Holder” shall have the meaning set forth in Section 2(b).

“Indebtedness” means any principal amount in respect of indebtedness for borrowed money.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2(a).

“Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of February 23, 2026, by and among the Company, EQV Ventures Acquisition Corp., a Cayman Islands exempted company, Presidio Investment Holdings LLC, a Delaware limited liability company, and Adage Capital Partners, L.P, as amended.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“U.S. Person Certification” shall have the meaning set forth in Section 9(j).

Section 2 Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as “Series B Perpetual Participating Convertible Preferred Stock” (the “Preferred Stock”), and the number of shares so designated shall be 27,173. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000.

(b) The Company shall cause its Transfer Agent to register restricted book-entry shares of the Preferred Stock upon records to be maintained by the Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the holder thereof (the “Holder”) from time to time. The Company shall cause its Transfer Agent to register the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its address specified herein and after the Holder shall have provided to the Company such documentation and the Company’s counsel has provided such legal opinions, if any, as may be reasonably requested by the Company (including any documentation required by the Transfer Agent with respect to such transfer). Upon the registration of such transfer, a new certificate (to the extent such shares are certificated) evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The Board of Directors may provide by resolution or resolutions that some or all of the Preferred Stock shall be uncertificated shares. The Company shall not be required to register, or cause its Transfer Agent to register, or record any transfer of any shares of the Preferred Stock that would violate, conflict with, or fail to be in compliance with federal or state securities laws.

(c) No fractional shares or scrip representing fractional shares shall be issued with regard to the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the stated value set forth in Section 2(a) or round up to the next whole share.

Section 3 Dividends. From and after the first date of issuance of any shares of Preferred Stock, the Holder shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, and as otherwise provided in the amended and restated certificate of incorporation of the Company, out of funds legally available therefor, dividends. If the Company shall declare, pay or set apart any dividend or other distribution on the Common Stock, it shall simultaneously declare, pay and/or set apart for payment or distribution for each share of Preferred Stock, a dividend and/or distribution in an amount equal to the amount the Holder of the Preferred Stock would be entitled to receive if the Holder had converted the Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

Section 4 Voting Rights. Except as otherwise required by Delaware law, the Holder of Preferred Stock shall have no voting, consent or approval rights.

Section 5 Ranking; Liquidation Rights. The Preferred Stock shall rank pari passu to all of the Common Stock and any other class or series of capital stock of the Company currently existing or hereafter authorized, classified or reclassified by the Company and not expressly made senior to or on parity with the Preferred Stock and shall rank junior to the Company’s Series A Perpetual Preferred Stock, in each case, as to the payment of dividends or distributions of assets upon liquidation, dissolution or winding-up of the Company, whether voluntarily or involuntarily. In the event of any liquidation, dissolution or winding-up of the Company, the Holder will be entitled to the same payment of dividends or distributions of assets as if the Holder converted each share of Preferred Stock owned by the Holder into Common Stock immediately prior to the liquidation, dissolution or winding-up of the Company (without regard to any limitations on conversion set forth herein). The Preferred Stock shall rank junior to the Company Group’s existing and future Indebtedness.

Section 6 Transfer Restrictions. The Preferred Stock shall not be transferred, assigned, or pledged at any time without the Company’s prior written consent, subject to applicable law and Section 7(b) below.

Section 7 Conversion.

(a) Conversions at Option of the Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time at the option of the Holder thereof into 100 shares of Common Stock (subject to the limitations set forth in Section 7(d) below). The Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Exhibit A (a “Notice of Conversion”), unless the Company directs the Holder that the Notice of Conversion shall be delivered to the Transfer Agent. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, the Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company’s stock ledger and transfer book shall serve as the exclusive record of outstanding shares of Preferred Stock.

(b) Automatic Conversion. If any shares of Preferred Stock are transferred to any Person that is not an Affiliate of the Holder in compliance with Section 6, each such share of Preferred Stock shall be automatically converted into 100 shares of Common Stock (subject to adjustments as described herein) at the closing of such transfer without any further action by the Holder or such transferee, which Conversion Shares shall be issued to such transferee in book-entry form at the Transfer Agent (the “Automatic Conversion”). Following an Automatic Conversion and subject to applicable law, the Company will use its commercially reasonable efforts to deliver, or cause to be delivered, to such transferee the number of Conversion Shares being acquired upon such Automatic Conversion, which, on or after the one year anniversary of the Closing Date, will be free of restrictive legends and trading restrictions, provided that the transferee delivers to the Company and its counsel all customary documentation and certifications requested by the Company, its counsel and the Transfer Agent. To the extent the Conversion Shares are issued free of restrictive legends and trading restrictions, the Company shall deliver the Conversion Shares required to be delivered by the Company following an Automatic Conversion electronically through the Depository Trust Company if the Company is then a participant or another established clearing corporation performing similar functions. In the event of any automatic conversion described in this Section 7(b), the Beneficial Ownership Limitation described in Section 7(d) below shall not apply.

(c) Mechanics of Conversion

(i) Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date relating to an optional conversion pursuant to Section 7(a) (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which, on or after the one year anniversary of the Closing Date, will be free of restrictive legends and trading restrictions, provided the converting Holder delivers to the Company and its counsel all requested customary documentation and certifications. To the extent the Conversion Shares are issued free of restrictive legends and trading restrictions, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 7 electronically through the Depository Trust Company if the Company is then a participant or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Holder any original Preferred Stock certificate delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to the Holder pursuant to the rescinded Notice of Conversion.

(iii) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose that any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, in accordance with this Certificate of Designation, be duly authorized, validly issued, fully paid and nonassessable.

(iv)   Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of such shares of Preferred Stock and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(d) Beneficial Ownership Limitation. The Holder will be subject to the provisions contained in this Section 7(d); however, the Holder may notify the Company in writing in the event that it elects to opt out of the provisions contained in this Section 7(d), with such election taking effect on the 61st day following the Company’s receipt of such notice. Unless such election has been made and has become effective in accordance with the foregoing sentence, the Company shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 9.9% of the Company’s Common Stock (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 7(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 7(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 7(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written or oral request (which may be via email) of the Holder, the Company shall within two Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.

Section 8 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock into which a share of Preferred Stock can be converted shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding in any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event) (a “Distribution”), in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c) Fundamental Transaction

(i) If, at any time while this Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 8(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Company, and such event(s) do not constitute a Deemed Liquidation Event (each a “Fundamental Transaction”), then upon the consummation of such Fundamental Transaction, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 7(d) on the conversion of this Preferred Stock).

(ii) For purposes of any such conversion, the number of shares of Common Stock issuable upon the conversion of a share of Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the number of shares of Common Stock issuable upon the conversion of a share of Preferred Stock among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holder’s new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration.

Section 9 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Company, at the address set forth below or the address or e-mail address most recently provided to the Holder by the Company for purposes of notice hereunder: 500 W. 7th Street, Suite 1500, Fort Worth, Texas 76102, [***] or such other e-mail address or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to the Holder at the e-mail address or address of the Holder appearing on the books of the Company, or if no such facsimile number, e-mail address or address appears on the books of the Company at the principal place of business of the Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 9(a) prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 9(a) on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If the Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle (the “Delaware Courts”). The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Company and the Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Company or the Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Company or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or the Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)   Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) No Preemptive Rights. The Holder will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(i) Other Rights. The shares of Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Company’s certificate of incorporation or as provided by applicable law and regulation or as contained in the Preferred Stockholders Agreement.

(j) Tax Withholding. The Company agrees that, provided that the Holder delivers to the Company or Transfer Agent a properly executed IRS Form W-9 or other certification satisfactory to the Company or Transfer Agent certifying as to the Holder’s status (or the status of the Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as amended) and the Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law, the Company is not expected to be required to withhold on any payments or deemed payments to the Holder. The Company and its paying agent shall be entitled to withhold taxes on all payments made to the Holder in the form of cash or otherwise treated, in the Company’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the Holder promptly pay the Company in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Company or its paying agent determines in good faith it is required to deduct and withhold tax on dividend or other payments to the Holder under applicable law; provided, that the Company shall use commercially reasonable efforts to notify the Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Company does not have sufficient cash with respect to the Holder from withholding on cash payments otherwise payable to the Holder and cash paid to the Company by the Holder to the Company pursuant to the immediately preceding sentence, the Company and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Company and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chairman and Co-Chief Executive Officer on this 4th day of March, 2026.

PRESIDIO PRODUCTION COMPANY

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

[Signature Page to Certificate of Designation – Series B]

Exhibit A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B PERPETUAL PARTICIPATING CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert its shares of Series B Perpetual Participating Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), as indicated below into shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of Presidio Production Company, a Delaware corporation (the “Corporation”), in accordance with the certificate of designation of such Preferred Stock, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: ____________________________________

Number of shares of Preferred Stock to be Converted:_____________________________________________

Number of shares of Common Stock to be Issued: ________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: _____________________________________

Address for Delivery: ______________________________________________________________________

DWAC Instructions:

Broker no:

Account no:

Adage Capital Partners, L.P.

By:
Name:
Title:

Exhibit A